POWER OF ATTORNEY

I, Adam M. Lerner, Executive Vice President, MPC Computers, LLC, a subsidiary of HyperSpace Communications, Inc., 8480 East Orchard Road, Suite 6600, Greenwood Village, Colorado 80111, County of Arapahoe, State of Colorado, appoint Brian T. Hansen, Hyperspace Communications, Inc.'s legal counsel, of 906 E. Karcher Road, Nampa, ID 83687, as my attorney in fact, for me and my name, place, and stead, to act in my capacity as an officer of HyperSpace Communications, Inc. to do every act that I may legally do through an attorney in fact with respect to obtaining EDGAR filing codes from the U.S. Securities and Exchange Commission, accessing the EDGAR filing system, and making EDGAR filings on my behalf, giving and granting to such attorney the full power and authority to do and perform each and every act and thing necessary and proper to be done in and about the premises, as fully, and to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation.

I ratify and confirm all that my attorney, or his substitutes or substitute, shall lawfully do or cause to be done by virtue of this Power of Attorney.

Dated: August 4, 2005.

/s/ Adam M. Lerner

Adam M. Lerner

STATE OF Idaho	)
) ss.
COUNTY OF Canyon	)

The foregoing instrument was acknowledged before this 4th day of August 2005, by Adam Lerner.

My Commission expires: 8/7/08

Witness my hand and official seal.

/s/ Vangie Ybarra
Notary Public

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